SUPPLEMENT dated March 27, 2001
(To Prospectus Supplement Dated March 23, 2001
to Prospectus Dated January 26, 2001)

                          $306,311,000 (Approximate)

                    Amortizing Residential Collateral Trust

              Mortgage Pass-Through Certificates, Series 2001-BC2

         Notwithstanding the description of "100% Prepayment Assumption" for the Adjustable Rate Mortgage Loans in the second paragraph under the heading "Weighted Average Life" on page S-47 of the accompanying prospectus supplement, the reference in the seventh line of that paragraph to "1.35%" is deleted and replaced with "1.13%" and the reference in the eighth line of that paragraph to "35%" is deleted and replaced with "30%".

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         Capitalized terms used but not defined herein have the meanings assigned to them in the accompanying prospectus supplement.